Exhibit 99

Information

LOCKHEED MARTIN TO ADOPT FAS 123R EFFECTIVE JANUARY 1, 2006

Effective date eliminates previously projected 8-10 cent negative impact on 2005 EPS Outlook

BETHESDA, MD, April 18, 2005 – Lockheed Martin Corporation [NYSE: LMT] announced today that it intends to adopt Financial Accounting Standard 123R, Share-Based Payments, effective as of January 1, 2006, consistent with the SEC’s recent decision to defer the compliance date for the standard by six months. Prior to the SEC action, Lockheed Martin had planned to adopt the standard based on its original compliance date of July 1, 2005. FAS 123R requires mandatory recognition of compensation expense for stock options and other share-based payments.

Lockheed Martin plans to use the additional time to continue to review and understand the impact of adopting the standard. The Corporation had previously disclosed that the expected impact of implementing the new standard would be a reduction in earnings per share of approximately $0.10 to $0.20 on a full year basis. The Corporation has not finalized its implementation methodology, including the selection of a valuation model. The ultimate impact of adopting FAS 123R on January 1, 2006 is not yet known.

In its previous outlook for 2005 earnings per share (provided on January 27, 2005), the Corporation indicated that it had included estimated stock option expense of approximately 8-10 cents per share in its 2005 earnings outlook based on the prospective application of FAS 123R in the second half of 2005.

Lockheed Martin will announce first quarter 2005 financial results on April 26, 2005 and expects to reflect the above change as well as any other factors impacting its 2005 outlook at that time.

Headquartered in Bethesda, Md., Lockheed Martin employs about 130,000 people worldwide and is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. The corporation reported 2004 sales of $35.5 billion.

FORWARD-LOOKING STATEMENTS

Statements in this release that are “forward-looking statements” are based on Lockheed Martin’s current expectations and assumptions. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the valuation methodology selected by the Corporation to calculate option and other stock-based compensation expense under FAS 123R; the number of options outstanding; the Corporation’s operating performance; the future impact of legislation or changes in accounting or tax rules or pronouncements; the competitive environment for defense and information technology products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” “Risk Factors and Forward-Looking Statements” and “Legal Proceedings” sections of the Corporation’s 2004 annual report on Form 10-K. All information in this release is as of the time of release on April 18, 2005. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations.

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Media Contact:	Tom Jurkowsky, (301) 897-6352; e-mail, thomas.jurkowsky@lmco.com
Tom Greer, (301) 897-6195; e-mail, thomas.greer@lmco.com
Investor Contact:	Jim Ryan, (301) 897-6584; e-mail, james.r.ryan@lmco.com
Mike Gabaly, (301) 897-6455; e-mail, mike.gabaly@lmco.com

For additional information, visit our website:

www.lockheedmartin.com

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